Exhibit 99.1

FOR IMMEDIATE RELEASE
April 7, 2020

Tandy Leather Receives Notification of Deficiency from Nasdaq Related to Delayed Filing of Annual Report on Form 10-K

FORT WORTH, TEXAS – April 7, 2020 (GLOBE NEWSWIRE) – On April 3, 2020, Tandy Leather Factory, Inc. (the “Company,” NASDAQ: TLF) received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that because the Company has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2019, the Company is not in compliance with the continued listing requirements of Nasdaq Listing Rule 5250(c)(1).  As previously disclosed, Nasdaq Listing Rule 5250(c)(1), in pertinent part, requires the Company to timely file all required periodic reports with the Securities and Exchange Commission.  The Company previously reported (in Current Reports on Form 8-K filed on August 23, and November 25, 2019) the receipt of two prior notices of delinquency from Nasdaq, which related to the Company’s Quarterly Reports on Form 10-Q for the three- and six-months ended June 30, 2019 and the three- and nine-months ended September 30, 2019.

On April 2, 2020, the Company attended a hearing before the Nasdaq Hearings Panel (the “Panel”), at which hearing the Company presented its plan to evidence compliance with the Rule and requested that the Panel allow the Company to remain listed and eligible to trade on Nasdaq pending the Company’s return to compliance with the Rule. The Panel has the discretion to grant the Company an extension to evidence compliance with the Rule through no later than August 10, 2020.  The Company is currently awaiting the Panel’s formal determination in response to the Company’s request for continued listing on Nasdaq.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 114 North American stores located in 42 US states and 7 Canadian provinces, and one International store located in Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes